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                                                                     EXHIBIT 11


            INTELECT COMMUNICATIONS SYSTEMS LIMITED AND SUBSIDIARIES

                       CALCULATION OF EARNINGS PER SHARE


                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                       1997             1996
                                                   ------------    ------------
PRIMARY AND FULLY DILUTED LOSS PER SHARE

Shares in issue beginning of period                  15,027,728      11,385,117
Shares issued (weighted average)                      1,566,669         320,034
                                                   ------------    ------------
Weighted average shares in issue end of period       16,594,397      11,705,151

Dilutive common stock equivalents:
Stock options using treasury stock method                    --         822,860

                                                   ------------    ------------
Total weighted average common shares and
     common stock equivalents                        16,594,397      12,528,011
                                                   ============    ============

Loss for period (thousands of US Dollars)          $     (7,415)   $     (1,995)
                                                   ============    ============

Loss per share                                     $      (0.45)   $      (0.16)
                                                   ============    ============